EXHIBIT 10.8

CONSULTING AND NON-COMPETITION AGREEMENT

_____________, 2006

To:	Robert Karpinski

From:	ChoiceOne Financial Services, Inc.

          This confirms our agreement regarding your Consulting and Non-Competition Agreement. This Agreement is offered by ChoiceOne Financial Services, Inc. ("ChoiceOne") following the merger of Valley Ridge Financial Corp. ("Valley Ridge") with ChoiceOne.

          1.          At the closing of that transaction, you will receive a payment equal to Twenty-Five Thousand Dollars ($25,000) in exchange for the non-competition provisions contained in this Agreement (less required taxes and withholdings) in addition to any payments to which you are entitled as provided in Section 6 below.

          2.          You acknowledge and agree that you have occupied a position of trust with Valley Ridge, its affiliated bank and other direct and indirect affiliates and have had access to the confidential information of these entities, including but not limited to marketing and sales plans, financial information, and customer information including contact names and needs (the "Valley Ridge Confidential Information"). You acknowledge and agree that ChoiceOne has acquired the Valley Ridge Confidential Information and that it is valuable to ChoiceOne. You further agree that, in your employment with ChoiceOne, ChoiceOne Bank and/or any of their affiliates, you will have access to the confidential information of ChoiceOne, ChoiceOne Bank, and their affiliates including but not limited to marketing and sales plans, financial information, and customer information including contact names and needs. The collective confidential information of Valley Ridge, ChoiceOne, ChoiceOne Bank and their affiliates is referred to as the "Confidential Information." You agree not to use or disclose the Confidential Information except in the proper course of your employment with or as a consultant to ChoiceOne, ChoiceOne Bank or their affiliates or as required by law. Confidential Information shall not include information in the public domain or information acquired by you from a third party having no obligation of confidentiality to Valley Ridge, ChoiceOne, ChoiceOne Bank or their affiliates and who did not obtain the information as a result of a breach of such a confidentiality agreement.

          3.          Upon your termination of employment or the termination of your services as a consultant, you agree to immediately return all property of Valley Ridge, ChoiceOne, ChoiceOne Bank and/or their affiliates in your possession, including, but not limited to, the Confidential Information, keys, files, correspondence, business notes, memoranda, documents, and all other materials relating to the business. You agree not to make, keep, or deliver to anyone else photocopies or other facsimiles of such materials.

          4.          In consideration of this Agreement, you agree that, for a two-year period beginning with the date of closing of the transaction, you will not engage in any Prohibited

Activity within the Restricted Area, whether as an employee, agent, consultant, representative, joint-venturer, owner or otherwise. "Prohibited Activity" means any financial activity conducted by a bank or other financial institution that offers services or products offered by or through ChoiceOne or any of its affiliates. In addition, during the two-year period, you agree to not be employed by, invest in (except that you may passively hold less than 5% of the stock of a publicly traded company), consult for or work in any manner with any organization engaged in any Prohibited Activity within the Restricted Area. The "Restricted Area" of this non-competition provision includes Kent, Newaygo, Muskegon, Mecosta, Ottawa, Allegan, Barry, Clare, Ionia, Isabella, Lake, Mason, Montcalm, Oceana, and Osceola Counties. If at the end of the first one-year term of the consulting period discussed below, ChoiceOne determines not to continue your services as a consultant (not as a result of any breach of this Agreement), the non-competition provision shall not apply to you providing only loan review services for another financial institution wherever located.

If a court of competent jurisdiction finds any portion of this non-competition provision to be unenforceable, the court may revise this Agreement to make the provision enforceable to the greatest extent possible.

You further agree to not solicit or approach any employee of ChoiceOne or any of its direct or indirect affiliates for the purpose of inducing such employee to terminate employment with ChoiceOne or any of its direct or indirect affiliates.

          5.          In addition, ChoiceOne will continue to employ you on the current terms of your employment with Valley Ridge until December 31, 2006. Thereafter, ChoiceOne will hire you as an independent contractor to provide consulting services beginning on January 1, 2007. The term of the consulting agreement shall be for one year; provided, however, that upon mutual agreement you and ChoiceOne may extend the consulting provisions of this Agreement for additional one-year terms.

          6.          In consideration for your consulting services, you will receive a retainer of $25,000 per year, payable in equal monthly installments (less required taxes and withholdings) in addition to any payments to which you are entitled as provided in Section 1 above. In the event that you are terminated from your consulting position without cause, ChoiceOne will continue to pay you the monthly installments until the end of that calendar year. In addition to these payments, ChoiceOne will provide you and your spouse with health insurance, subject to the same terms and conditions (i.e. co-pay and deductible) as ChoiceOne's employees, so long as you are employed as a consultant, or, if you are terminated from your consulting position without cause, until the end of that calendar year. In the event that ChoiceOne wishes to terminate you for cause, then it will provide you written notice of the event or events giving rise to cause, and give you 10 business days to cure any specified deficiency; provided, however, that ChoiceOne shall not be obligated to provide you with an opportunity to cure if the event or the events giving rise to cause are not of the type that can reasonably be cured. ChoiceOne agrees to cooperate with you as necessary to provide any bond or liability coverage for actions you may undertake in your capacity as a consultant for ChoiceOne.

          For purposes of this Agreement, "cause" means:

•	Willful disobedience of a reasonable directive of ChoiceOne, ChoiceOne Bank or any of their affiliates;

•	Conviction of a felony or a crime involving moral turpitude;

•	Breach of the confidentiality or non-competition provisions of this Agreement;

•	Gross misconduct or gross neglect of duties; or

•	Any other act that is materially adverse to the interests of ChoiceOne, ChoiceOne Bank or any of their affiliates.

          7.          As a consultant, your responsibilities will consist of loan review services on a part-time basis as may be requested by ChoiceOne, ChoiceOne Bank or their affiliates from time to time, which the parties agree shall average two days per week.

          8.          In the event of a breach of this Agreement by you, ChoiceOne, ChoiceOne Bank and their affiliates are released of their obligations under this Agreement. ChoiceOne, ChoiceOne Bank and their affiliates retain all of their rights under all other agreements between you, ChoiceOne, ChoiceOne Bank and/or their affiliates.

          9.          This Agreement shall be governed by Michigan law. This Agreement contains the entire understanding of the parties concerning the subjects addressed in this Agreement. This Agreement may not be modified except in a writing signed by the parties.

          10.          This Agreement may be assigned by ChoiceOne; provided, however, that ChoiceOne shall remain liable for all payment obligations under this Agreement. Because your agreement is personal in nature, you may not assign the responsibilities nor the payments to be received pursuant to this Agreement.

          11.          Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, shall be settled by arbitration before a single arbitrator in a hearing to be held in Kent County, Michigan, in accordance with the then existing rules of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Nothing in this paragraph shall limit the right of ChoiceOne to seek injunctive relief in the event you shall breach the provisions of this Agreement pertaining to non-competition, confidentiality or the return of Confidential Information or company materials.

Please sign below to confirm our agreement.

Sincerely,

CHOICEONE FINANCIAL SERVICES, INC.

By
James A. Bosserd Its President and Chief Executive Officer

AGREED:

Robert Karpinski	Date